Exhibit 4.8

(Unofficial English translation from Hebrew original)

Mazor Robotics Ltd.
Industrial Park South, Caesarea
7 Ha'eshel St.
Tel. 04-6270171 Fax. 04-6377234

Personal/Special Employment Agreement

Entered into and executed in Caesarea on 12 December 2007

Between:	Sharon Levita	(the "Employee") of the first part

and:	Mazor Surgical Technologies Ltd.	(the "Company") of the second part

Whereas	the Company wishes to employ the Employee, in the position of CFO; and

Whereas	the employee expressed her consent to work in the Company; and

Whereas	the Company wishes to regulate the terms of her employment with the Company and her retirement therefrom, all pursuant to the provisions of this agreement and in accordance therewith;

Therefore it has been stipulated and agreed by the parties as follows:

1.

a.	The preamble to this agreement constitutes an integral part hereof and its provisions are equally binding on the parties with regard to the terms and conditions of this agreement.

b.
The parties hereby represent that the Employee's position is a position which requires a special degree of personal trust as per the meaning thereof in Section 30 (a) (5) of the Hours of Work and Rest Law, 5711-1951, and that the provisions of the aforesaid law will not apply to the Employee's employment with the Company.

c.	The Company's working days are Sundays – Thursdays.

d.	The working hours for the purpose of calculation of a full-time position percentage is 9 full working hours per day.

e.
In connection with her work at the Company, the Employee will not receive any and all consideration or benefits from anyone, including the Company's customers or suppliers or investors, and all neither directly nor indirectly.

2.	This agreement is effective from February 1, 2008.

3.	In consideration for all her work in the Company's service, the Company shall pay the Employee, the following:

a.
A gross monthly salary in the amount of NIS 34,000 for a full-time position (the "Salary"). Such Salary constitutes complete and final consideration for all of her work during the entire week and she will have no claim for additional remuneration or compensation including for overtime work.

Each year, a process of performance evaluation and meeting of goals will be conducted, in the context of which, subject to the Company's development and the employer's satisfaction from the Employee's achievements and functioning, the parties will discuss the development of the Salary and the terms of the employment.

(1) Upon the completion of the first four months of employment, annual goals will be defined for the Employee. These goals will be defined such that minimal achievement will entitle to a bonus in the amount of up to no more than one half of a monthly Salary, achievement according to expectations will entitle to a bonus of up to no more than two monthly Salaries and achievement above expectations will entitle to up to 3-4 monthly Salaries. The decision pertaining to the extent of achievement of the goals and the bonus entitlement is open to the Company's exclusive decision and may be affected by additional factors such as the Company's financial position and the performance of the entire Company, unrelated to the Employee's performance.

b.	The Employee is entitled to a quota of 20 days of leave per year (for a full-time position).

The Employee is neither entitled to accrue of leave days nor to the redemption thereof in consideration for money.

c.	The Employee is entitled to a quota of sick leave as set forth in the law.

d.
Beginning from the date of commencement of her work for the Company, and subject to directives which will be set forth from time to time by the Income Tax Commission, and according to the maximum permissible deduction, the Company shall contribute, to an insurance company according to the Company's choice, in the context of managers' insurance and/or a pension fund, the amount which is equal to 13.33% - of the monthly base Salary, to be divided as follows: 8.33% on account of severance pay, and 5% on account of provident payments.

e.
The Company will deduct 5% from the Employee's Salary and transfer the same to the insurance company, as the Employee's participation in the provident payments, and the Employee declares her consent to such deduction.

f.
The Employee will be entitled to a loss of working capacity insurance, according to the Company's policy. The cost of the insurance coverage will be at the employer's expense up to the maximum permissible deduction pursuant to the income tax regulations.

g.
The payments which are specified in this section above will be in lieu of severance pay, pursuant to the Severance Pay Law, 5723-1963, and as provided in Section 14 of the aforesaid Severance Pay Law. The Employee declares her consent to join the arrangement of conversion of the severance pay into payments to the insurance company pursuant to Section 14 of the law, which is attached to this agreement as Annex A. If and insofar as will be required, the Employee will sign any and all documents which will be required by the Ministry of Labor to obtain the approval of the Minister of Labor for the performance of the arrangement.

h.	The Employee will be entitled to participate in a study fund program, in which the Company will contribute 7.5% of the Employee's Salary against a contribution of 2.5% by the Employee.

i.
The Employee will be entitled to lease a Group 4 car pursuant to the Company's agreements and procedures between the Company and the leasing companies. The cost of the lease will be covered by the Company while the Employee will bear the tax payments deriving from the value of the benefit, in accordance with the prevailing law at the relevant time.

j.	The Company will finance reasonable gas costs of the Employee.

k.
The Employee will be entitled to participate in the option plan of the Company's employees, in accordance with the agreements between the Company and the Israel tax authorities, as will be decided by the Company's board of directors, from time to time.

The Company shall allot to the Employee, starting from the date of commencement of her employment, 85,000 options at the exercise price of the market price on the date of execution of the agreement per share, subject to the board of directors' approval.

Approx. 50% of the allotted options will have a vesting period of 24 months. An additional 25% will have a 36 month vesting period and an additional 25% will have 48 months, in accordance with the terms and conditions of the Company's option plan and the option letter, to be delivered to the Employee by the Company after the approval of the allotment of the options by the board of directors as provided above. An accurate and binding specification will be defined in the option plan annex.

Allotment of additional options, if any, will be performed subject to the annual evaluation of the Employee's performance and in the context of the annual evaluation process, and in accordance with the Company's decision and sole discretion.

l.	The Company undertakes to include the Employee in the frame of the Company's officers insurance policy.

4.
This personal contract is in lieu of any kind of collective bargaining agreements however, collective bargaining agreements which apply by law to all of the employees in Israel, including the cost-of-living adjustment, will apply to the Employee also, without derogating from the generality of the aforesaid. It is explicitly clarified that despite the physical location of the conduct of the Company's business, no terms of salary or related benefits or any other term and condition which are not explicitly stated in this personal agreement will apply to the Employee's employment. During the period of her employment with the Company, the Employee will not be entitled to engage in any other work nor fill another position, without the receipt of a written approval from the CEO of the Company.

5.
During her work in the Company, the Company will act fairly vis-à-vis the Employee, as customary. The Employee will discharge her duties with loyalty and dedication, as customary, and devote her time and the best of her professional knowledge and experience to the Company pursuant to the guidelines of her supervisors.

6.

a.
The Employee is required to maintain the secrets of the Company and the bodies with which it engages in confidence, and to maintain the confidentiality of any and all commercial or professional information, or patent or idea or development etc. which will reach her during the course of her work and/or be developed by her, not to make any use thereof nor allow others who are not the Company's employees access to such information. Any and all such confidential information which will reach the Employee in the course of, or pursuant to, her work in the Company, will be deemed as the Company's secret and property, and the aforesaid prohibition applies thereto as well.

Without derogating from the generality of the aforesaid, the Employee may not publish matters connected to, or deriving from, her work with the Company in any periodical or at any conference, without an advance written explicit approval. All of the aforesaid also applies to information of any person or body with which the Company is in contact. Her undertakings as provided in this section shall remain in force and effect also after the discontinuation of her work with the Company, indefinitely and everywhere.

The Employee will notify the Company of any and all ideas, inventions or developments performed by her in the context of her work with the Company, and of any and all ideas or inventions or developments performed by her and which are relevant to the Company's fields of business.

Ideas, inventions, developments, modifications and improvements thereof and any and all invention developments as provided above, whether or not they are eligible for a patents in Israel and/or overseas, which will be achieved by the Employee in the period of her work with the Company, alone or through others, will belong to the Company, be filed for registration by the Company and constitute an asset thereof. The copyrights in the Employee's work, in developments and ideas which she conceived during the period of her work with the Company, shall also belong to the Company.

b.
This agreement is not intended to prejudice the Employee's basic right to work, after the expiration of her work with the Company, in the professional field of her education and experience. However, the Employee agrees in advance that upon the exercise of her aforesaid right, and at all times after the expiration of her work with the Company, she will not make any use of the knowledge and information which either reached her or that she acquired pursuant to her work with the Company (if the same are related to the Company's business and are not in the public domain).

7.
The Employee is required to not remove any and all documents or equipment belonging to the Company from the place where they are situated during the ordinary course of the work, unless an approval from her supervisors shall have been received therefor.

8.
If the Company will seek to terminate this agreement for any reason or, it may do so with an advance notice of 30 days during the first year of the employment or 60 days commencing from the expiration of the first year of employment during each of the Employee's years following.

If the Employee will wish to terminate her work, she will give written notice thereon to the Company in a 30 day advance notice during the first year of her employment or 60 days in advance in each of the years of employment, commencing from the expiration of the first year of employment.

9.

a.
For the avoidance of doubt and without derogating from the provisions of Section 8 above, the Company is entitled to terminate the Employee's employment immediately and without advance notice in the event of a severe breach of trust or if she is suspected of a work-related offense involving moral turpitude.

b.
If the Company shall have terminated the Employee's work due to circumstances as provided in Subsection (a) above, the Company's management may decide that the Employee will not be entitled to receive any payment on account of severance pay and/or consideration which is due to her during the early notice period, and the options which were granted to her will immediately expire.

c.
In the event of the termination of work pursuant to a suspected commission of an offense as provided in Subsection (a) above, following which the Employee is found innocent, the Company will pay the Employee such amounts to which she would have been entitled upon the termination of her work, had it been terminated other than pursuant to this section.

10.	The terms and conditions specified in this personal agreement are personal. The Employee is required to maintain the full confidentiality thereof.

The Employee's signature on the attached copy constitutes her consent to these terms and conditions.

11.	The parties' addresses for the purpose of this contract are:

a.	Mazor Surgical Technologies Ltd.
7 Ha'eshel St., Caesarea Industrial Park
b.	Sharon Levita

Signed by,

Mazor Surgical Technologies Ltd.
By: /s/ Ori Hadomi
Name: Ori Hadomi
Title: Chief Executive Officer

The Employee
/s/ Sharon Levita Sharon Levita

Annex A

General approval regarding employer payments to
pension funds and insurance funds in lieu of severance pay
(pursuant to the Severance Pay Law, 5723-1963)

By virtue of my authority pursuant to Section 14 of the Severance Pay Law, 5723-19631 (the "Law"), I approve that payments which were made by an employer, commencing on the date of publication of this approval, for his employees, into comprehensive pension in an annuity provident fund which is not an insurance fund as per its meaning in the Income Tax Regulations (Rules for Approval and Administration of Provident Funds), 5724-19642 (the "Pension Fund"), or for managers' insurance which includes the possibility of an annuity or a combination of payments for an annuity plan and a non-annuity plan in an insurance fund as aforesaid (the "Insurance Fund"), including payments which he made while combining payments to a Pension Fund and to an Insurance Fund, whether or not the Insurance Fund contains an annuity plan (the "Employer Payments"), will be in lieu of the severance pay which is due to such employee due to the salary from which the aforesaid payments were made and for the period in respect of which they were made (the "Exempt Salary"), provided that all of the following have been fulfilled:

(1)	Employer payments

(a)
to a Pension Fund are no less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if in addition thereto the employer is also making, for his employee, payments to supplement severance pay to a severance pay provident fund or to an Insurance Fund in the employee's name at the rate of 2 1/3% of the Exempt Salary. If the employer shall not have paid in addition to the 12% also 2 1/3% as aforesaid, his payments will be in lieu of 72% of the employee's severance pay, only;

(b)	to an Insurance Fund are no less than one of the following:

(1)
13 1/3% of the Exempt Salary, if in addition thereto the Employer is also making, for his employee, payments to ensure a monthly income in the event of loss of working capacity, in a plan which was approved by the Capital Market Insurance and Savings Commissioner at the Ministry of Finance, at the rate which is required to secure at least 75% of the Exempt Salary or at the rate of 2 1/2% of the Exempt Salary, whichever is lower (the "Payment for Loss of Working Capacity Insurance");

1 Statutes 5723, p. 136
2 Regulations 5724, p. 1302

(2)
11% of the Exempt Salary, if in addition the employer also made a Payment for Loss of Working Capacity Insurance, in which case the employer's payments will be in lieu of 72% of the severance pay of the employee, only; If in addition thereto the employer shall have also made payments to supplement severance pay to a severance pay provident fund or an Insurance Fund in the employee's name at the rate of 2 1/3% of the Exempt Salary, the employer's payments will be in lieu of 100% of the employee's severance pay.

(2)	No later than three months from the commencement of making of the employer's payments, a written contract shall have been drawn up between the employer and an employee which includes-

(a)
The employee's consent to an arrangement pursuant to this approval in the language specifying the employer's payments and the Pension Fund and the Insurance Fund, as the case may be: The aforesaid contract shall also include the language of this approval;

(b)
The employer's advance waiver of any and all rights which he may have to any refunding of his payments, unless the employee's right to severance pay shall have been revoked in a judgment by virtue of Sections 16 or 17 of the law and to the extent that the same was revoked, or that the employee withdrew funds from the Pension Fund or the Insurance Fund other than due to an Entitling Event; In this regard, an "Entitling Event" – death, disability or retirement at the age of sixty or above.

(3)
Nothing in this approval derogates from an employee's right to severance pay under the law, a collective bargaining agreement, an extension order, or an employment contract, due to a salary over and above the Exempt Salary.

Sivan 15, 5758 (June 9, 1998)

(HM 3-327)

Eliyahu Yishai

Minister of Labor and Social Affairs